Exhibit 10.1

EXECUTION VERSION

COMMON STOCK REPURCHASE AGREEMENT

THIS COMMON STOCK REPURCHASE AGREEMENT (the “Agreement”) is entered into as of December 11, 2013, by and between THE AES CORPORATION, a Delaware corporation (the “Company”), and TERRIFIC INVESTMENT CORPORATION, a Chinese corporation (the “Stockholder”).

RECITALS

WHEREAS, the Stockholder is the holder of 125,468,788 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which the Stockholder purchased from the Company pursuant to a Stock Purchase Agreement dated as of November 6, 2009 (the “Prior Agreement”);

WHEREAS, in connection with the Prior Agreement, the Company and the Stockholder entered into a Stockholder Agreement dated as of March 12, 2010 (the “Stockholder Agreement”);

WHEREAS, the Stockholder desires to sell, and the Company desires to repurchase, 20,000,000 shares of Common Stock (the “Shares”) on the terms and subject to the conditions set forth in this Agreement (the “Repurchase”);

WHEREAS, concurrent with the Repurchase, the Stockholder proposes to sell to several underwriters named in an Underwriting Agreement, to be dated on or around December 12, 2013 (the “Underwriting Agreement”), additional shares of Common Stock in a registered public offering (the “Public Offering”); and

NOW, THEREFORE, in consideration of the promises, covenants and agreements herein contained, the parties agree as follows:

AGREEMENT

SECTION 1. REPURCHASE OF SHARES.

1.1 Repurchase. At the Closing (as defined below), the Company hereby agrees to repurchase from the Stockholder, and the Stockholder hereby agrees to sell, assign and transfer to the Company, all of the Stockholder’s right, title and interest in and to the Shares at the per Share price equal to 96% of the public offering price per share of Common Stock sold by the Stockholder in the Public Offering (the “Repurchase Price”), provided, however, that the per Share price to be paid by the Company in the Repurchase shall not exceed the lesser of (i) $14.50 and (ii) the last reported sale price of the Company’s Common Stock on the New York Stock Exchange on the date hereof. At the Closing, the Stockholder shall deliver the stock certificate(s) representing the Shares, accompanied by stock powers or other instruments of transfer duly executed in blank, relating to the Shares. Payment for the Shares shall be made by wire transfer of immediately available funds to an account or accounts to be designated by the Stockholder in an amount equal to the Repurchase Price multiplied by the number of Shares (the “Repurchase Amount”).

1.2 Conditions to the Company’s Obligations. The obligation of the Company to repurchase the Shares from the Stockholder shall be subject to consummation of the Public Offering pursuant to the terms of the Underwriting Agreement.

1.3 Closing. The closing of the Repurchase (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, on the same date as the closing of the Public Offering pursuant to the Underwriting Agreement, or at such other time and place as the parties hereto shall mutually agree.

1.4 Termination of Rights as the Stockholder. Upon payment of the Repurchase Amount, the Shares shall cease to be outstanding for any and all purposes, and the Stockholder shall no longer have any rights as a holder of the Shares, including any rights that the Stockholder may have had under the Company’s Sixth Restated Certificate of Incorporation, the Stockholder Agreement or otherwise.

1.5 Withholding Rights. The Company shall be entitled to deduct and withhold from the Repurchase Amount such amounts as it may be required to deduct and withhold with respect to the making of such payment under the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or any provision of foreign, state or local tax law. To the extent that amounts are so withheld by the Company and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Stockholder. Prior to withholding any amount, the Company shall provide written notice to the Stockholder together with sufficient details regarding the nature of the relevant withholding tax. If any tax reduction or exemption is available, the Company shall cooperate with the Stockholder in applying for such tax reduction or exemption.

1.6 Stockholder Expenses. The Stockholder agrees to pay all stamp, stock transfer and similar duties, if any, in connection with the Repurchase.

1.7 Remaining Shares. The Stockholder acknowledges and agrees that all shares of the Common Stock that were issued to the Stockholder pursuant to the Prior Agreement (other than the Shares sold to the Company hereunder and the shares of Common Stock sold in the Public Offering) shall remain subject to the terms and conditions of the Prior Agreement and the Stockholder Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

In connection with the transactions provided for hereby, the Company represents and warrants to the Stockholder as follows:

2.1 Authorization. The Company has all necessary power and authority to execute, deliver and perform the Company’s obligations under this Agreement and to purchase the Shares in the Repurchase. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company.

2.2 No Conflict. The execution and delivery of this Agreement and the consummation of the Repurchase will not result in a breach by the Company of, or constitute a default by the Company under, any agreement, instrument, decree, judgment or order to which the Company is a party or by which the Company may be bound, except, in each case, as would not singly or in the aggregate result in a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

2.3 Tax Matters. To the knowledge of the Company, as of the date hereof, the Company is not a United States Real Property Holding Corporation within the meaning of Section 897 of the Code. For purposes of this Section 2.3, “knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of the officers of the Company.

2.4 Anti-Corruption Laws. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of its affiliates (other than the Stockholder), any of their respective directors, officers, employees, authorized agents or any other person associated with or acting on behalf of the Company or any of its affiliates (other than the Stockholder) have conducted any act in violation of any applicable Anti-Corruption Laws, nor would they cause the Stockholder or any of its affiliates to be in violation of any applicable Anti-Corruption Law, that would be material to the Repurchase. The Company, its subsidiaries and, to the knowledge of the Company, its affiliates (other than the Stockholder) have instituted, maintained and complied with appropriate policies, procedures and controls that are in material compliance with applicable Anti-Corruption Laws. For purposes of this Section 2.4, “Anti-Corruption Laws” means all the laws, regulations, conventions and international financial institution rules applicable to the Company regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records and financial controls.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER.

In connection with the transactions provided for hereby, the Stockholder represents and warrants to the Company as follows:

3.1 Ownership of Shares. The Stockholder has valid title and interest (legal and beneficial) in and to all of the Shares, free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.

3.2 Authorization. The Stockholder has all necessary power and authority to execute, deliver and perform the Stockholder’s obligations under this Agreement and to sell and deliver the Shares in the Repurchase. This Agreement has been duly authorized, executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder.

3.3 No Conflict. The execution and delivery of this Agreement and the consummation of the Repurchase will not result in a breach by the Stockholder of, or constitute a default by the Stockholder under, any agreement, instrument, decree, judgment or order to which the Stockholder is a party or by which the Stockholder may be bound, except, in each case, as would not singly or in the aggregate result in a material adverse effect on the ability of the Stockholder to perform its obligations under this Agreement.

3.4 Experience and Evaluation. By reason of the Stockholder’s business or financial experience or the business or financial experience of the Stockholder’s professional advisers who are unaffiliated with the Company and who are not compensated by the Company, the Stockholder has the capacity to protect the Stockholder’s own interests in connection with the sale of the Shares to the Company. The Stockholder is capable of evaluating the potential risks and benefits of the sale hereunder of the Shares.

3.5 Access to Information. The Stockholder has received all of the information that the Stockholder considers necessary or appropriate for deciding whether to sell the Shares in the Repurchase.

3.6 Tax Matters. (i) The Stockholder has had an opportunity to review with the Stockholder’s tax advisers the federal, state, local and foreign tax consequences of the Repurchase. The Stockholder is relying solely on such advisers and not on any statements or representations of the Company or any of its agents. The Stockholder understands that the Stockholder (and not the Company) shall be responsible for the Stockholder’s tax liability and any related interest and penalties that may arise as a result of the Repurchase.

(ii) There are no transfer taxes or other similar fees or charges under foreign law, U.S. federal law or the laws of any state, or any political subdivision thereof, other than fully refundable New York State stock transfer taxes, required to be paid in connection with the execution and delivery of this Agreement or the Repurchase.

3.7 Anti-Corruption Laws. Neither the Stockholder nor, to the knowledge of the Stockholder, any of its affiliates, any of their respective directors, officers, employees, authorized agents or any other person associated with or acting on behalf of the Stockholder or any of its affiliates have conducted any act in violation of any applicable Anti-Corruption Laws, nor would they cause the Company or any of its affiliates (other than the Stockholder) to be in violation of any applicable Anti-Corruption Law, that would be material to the Repurchase. The Stockholder and, to the knowledge of the Stockholder, its affiliates have instituted, maintained and complied with appropriate policies, procedures and controls that are in material compliance with applicable Anti-Corruption Laws. For purposes of this Section 3.7, “Anti-Corruption Laws” means all the laws, regulations, conventions and international financial institution rules applicable to the Stockholder regarding corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses to public officials and private persons, agency relationships, commissions, lobbying, books and records and financial controls.

SECTION 4. SUCCESSORS AND ASSIGNS.

Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Shares). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

SECTION 5. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed within the State of New York.

SECTION 6. ENTIRE AGREEMENT.

This Agreement contains the entire understanding of the parties, and there are no further or other agreements or understandings, written or oral, in effect between the parties, in each case, relating to the subject matter hereof, except as expressly referred to herein.

SECTION 7. TERMINATION

This Agreement may be terminated by mutual written consent of the Company and the Stockholder. This Agreement shall automatically terminate and be of no further force and effect, in the event that the condition set forth in Section 1.2 of this Agreement has not been satisfied within 10 business days after the date hereof.

SECTION 8. AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Stockholder and the Company.

SECTION 9. FURTHER ACTION.

Each party hereto agrees to execute any additional documents and to take any further action as may be necessary or desirable in order to effect the Repurchase.

SECTION 10. SURVIVAL.

The representations and warranties herein shall survive the Closing.

SECTION 11. SEVERABILITY.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

SECTION 12. NOTICES.

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile, if sent during normal business hours of the recipient or, if not, then on the next business day, (c) seven days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses or facsimile numbers set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this Section 12).

SECTION 13. ARBITRATION; NATURE OF AGREEMENT

In the event any dispute shall arise under this Agreement, it shall be submitted to arbitration in New York County, New York, in accordance with the rules then pertaining of the American Arbitration Association with respect to commercial disputes. Each of the parties hereto agrees that the decision and/or award made by the arbitrators shall be final and binding upon parties to the arbitration, and enforceable by any court having jurisdiction over the party from whom enforcement is sought. The seat of arbitration shall be New York. The number of arbitrators shall be three. The arbitration proceedings shall be conducted in English. The cost of such arbitrators and arbitration services, together with the prevailing party’s legal fees and expenses, shall be borne by the non-prevailing party or as otherwise directed by the arbitrators. Notwithstanding the foregoing, if this arbitration provision is determined to be unenforceable in whole or in part, including without limitation any decision and/or award rendered by arbitrators appointed pursuant to this provision, the Stockholder and the Company shall (i) irrevocably submit to the exclusive jurisdiction of any state or federal court located in the State of New York, (ii) waive objection to the venue of any proceeding in such court and (iii) waive objection that such court provides an inconvenient forum.

With respect to the contractual liability of the Stockholder to perform its obligations under this Agreement, with respect to itself or its property, the Stockholder agrees that the execution, delivery and performance by it of this Agreement constitute private and commercial acts done for private and commercial purposes.

SECTION 14. COUNTERPARTS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 15. TAX FORMS.

Upon execution of this Agreement (and at any other time or times prescribed by applicable law or as reasonably requested by the Company), the Stockholder shall deliver to the Company a properly completed and duly executed Internal Revenue Service Form W-8EXP (or other applicable Internal Revenue Service Form), together with any other information necessary in order to establish an exemption from, and/or reduction of, U.S. federal income tax withholding. The Stockholder shall promptly notify the Company at any time such previously delivered Internal Revenue Service forms or information are no longer correct or valid.

IN WITNESS WHEREOF, each of the parties has executed this Common Stock Repurchase Agreement as of the day and year first above written.

THE AES CORPORATION

By:	/s/ Thomas M. O’Flynn
Name:	Thomas M. O’Flynn
Title:	Executive Vice President and
Chief Financial Officer
Address:	4300 Wilson Boulevard
Arlington, Virginia 22203
Facsimile:	(703) 528-4510

TERRIFIC INVESTMENT CORPORATION

By:	/s/ Keping Li
Name:	Keping Li
Title:	President & Executive Director
Address:	25/F New Poly Plaza, No. 1
Chaoyangmen Beidajie, Dongcheng, Beijing 100010, China
Facsimile:	8610-6653 3323